Exhibit 99.1

FOR RELEASE, Friday, January 7, 2011	For Further Information Contact:
5:00 a.m. Pacific Standard Time	Katoiya Marshall, Investor Relations Contact
(310) 893-7446 or kmarshall@kbhome.com
Heather Reeves, Media Contact
(310) 231-4142 or hreeves-x@kbhome.com
KB HOME REPORTS 2010 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
Fourth Quarter Net Income Totals $17.4 Million, or $.23 Per Diluted Share
Higher Margins and Lower S,G & A Expenses Drive Positive Quarterly Earnings
Cash Exceeds $1.0 Billion at Fiscal Year End
LOS ANGELES (January 7, 2011) — KB Home (NYSE: KBH), one of America’s premier homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2010. Highlights and developments include the following:
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Revenues totaled $451.0 million in the fourth quarter of 2010, down from $674.6 million in the fourth quarter of 2009 as a result of lower housing and land sale revenues. Fourth quarter housing revenues totaled $446.0 million in 2010, down 28% from the year-earlier period, reflecting a decline in the number of homes delivered, partly offset by an increase in the average selling price. Land sale revenues totaled $1.9 million in the 2010 fourth quarter, compared to $52.7 million in the corresponding quarter of 2009.

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The Company’s homebuilding business generated operating income of $29.1 million for the quarter ended November 30, 2010, a $110.6 million improvement from an operating loss of $81.5 million for the year-earlier quarter, largely due to a higher housing gross margin and lower selling, general and administrative expenses, asset impairment and land option contract abandonment charges, and losses from land sales.

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Fourth quarter 2010 net income totaled $17.4 million, or $.23 per diluted share, including an income tax benefit of $2.0 million. In the year-earlier quarter, reflecting an income tax benefit of $191.7 million associated with a change in tax legislation, the Company reported net income of $100.7 million, or $1.31 per diluted share. On a pretax basis, the Company generated income of $15.4 million in the fourth quarter of 2010, compared to a loss of $91.0 million reported in the year-earlier quarter. The current quarter results included $3.2 million of inventory impairment and land option contract abandonment

Headquarters 10990 Wilshire Boulevard. Los Angeles, California Tel: 310.231.4000 Fax: 310.231.4222 kbhome.com charges, compared to $77.2 million of inventory and joint venture impairment and land option contract abandonment charges recorded in the fourth quarter of 2009.
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The Company’s cash, cash equivalents and restricted cash at November 30, 2010 totaled $1.02 billion. The Company’s debt balance at November 30, 2010 was $1.78 billion, down $44.8 million from $1.82 billion at November 30, 2009.

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The Company was recently named the #1 Green Builder for 2010 by Calvert Investments, a leading asset management firm in the area of sustainable and responsible investing, in an update to its 2008 review of the homebuilding industry. Once again, Calvert recognized KB Home as the leader among public homebuilders in sustainable residential construction policies and practices.

“We are very pleased to have ended the year with a solidly profitable fourth quarter,” said Jeffrey Mezger, president and chief executive officer. “This is the eleventh consecutive quarter we have achieved year-over-year improvement in our pretax results and the first time in nearly four years that we have generated pretax earnings. Given the challenging market and economic conditions we have faced, our consistent progress in improving both operational and financial metrics illustrates our success in accomplishing our strategic goals through our focused execution of our KBnxt Built to Order™ business model.”
Total revenues of $451.0 million for the quarter ended November 30, 2010 decreased 33% from the year-earlier quarter, due to lower housing and land sale revenues. Housing revenues declined from the year-earlier period as a result of a 37% decrease in the number of homes delivered, partly offset by a 14% increase in the average selling price. The Company delivered 1,918 homes at an average selling price of $232,500 in the 2010 fourth quarter, compared to 3,042 homes delivered at an average selling price of $203,400 in the year-earlier quarter. Fourth quarter land sale revenues totaled $1.9 million in 2010 and $52.7 million in 2009, reflecting a lower volume of activity in the current quarter.
Despite delivering fewer homes in the fourth quarter of 2010, the Company’s homebuilding business generated operating income of $29.1 million in the period, an improvement of $110.6 million from an operating loss of $81.5 million in the corresponding quarter of 2009. The favorable operating results in the current quarter mainly reflected a higher housing gross margin, reduced selling, general and administrative expenses, lower asset impairment and land option contract abandonment charges, and decreased losses from land sales. The Company’s fourth quarter housing gross margin rose to 19.1% in 2010, improving 12.3 percentage points from 6.8% in 2009. The housing gross margin included $2.9 million of inventory impairment and land option contract abandonment charges in the 2010 fourth quarter, compared to $76.0 million of such charges in the year-earlier quarter. Excluding these charges, the housing gross margin increased to 19.7% in the current quarter from 19.0% in the year-earlier quarter. Land sale losses totaled $.3 million in the fourth quarter of 2010, including $.3 million of impairment charges related to planned future land sales. This compared to land sale losses of $38.0 million in the fourth quarter of 2009, which included $.7 million of similar impairment charges.
Selling, general and administrative expenses decreased by $29.7 million, or 35%, to $55.7 million in the fourth quarter of 2010, compared to $85.4 million in the year-earlier period. The decrease was largely due to the impact of cost reduction initiatives and, to a lesser extent, the lower number of homes delivered. As a percentage of housing revenues, the Company’s selling, general and administrative expenses decreased by 1.3 percentage points to 12.5% in the fourth quarter of 2010, compared to 13.8% in the year-earlier quarter, and improved from the ratios of 27.5%, 22.4% and 15.8%, in the first, second and third quarters of 2010, respectively.
The Company’s share of losses from unconsolidated homebuilding joint ventures totaled $1.6 million in the fourth quarter of 2010, compared to $1.8 million in the fourth quarter of 2009, which included $.5 million of impairment charges. There were no such charges in the fourth quarter of 2010.
Financial services operations, which include the Company’s equity interest in KBA Mortgage, LLC, an unconsolidated mortgage banking joint venture with a subsidiary of Bank of America, N.A., generated pretax income of $3.6 million in the 2010 fourth quarter and $7.5 million in the year-earlier quarter. The decrease was primarily due to lower income generated from the joint venture as the number of loans it originated declined.
The Company posted net income of $17.4 million, or $.23 per diluted share, in the fourth quarter of 2010, including inventory impairment and land option contract abandonment charges of $3.2 million, and an income tax benefit of $2.0 million. In the fourth quarter of 2009, the Company generated net income of $100.7 million, or $1.31 per diluted share, including charges of $77.2 million for inventory and joint venture impairments and land option contract abandonments, and an income tax benefit of $191.7 million.
“Although our outlook is cautious, we are encouraged by our achievements in 2010, and we intend to build on our operating efficiencies, our planned community growth and our product advantages to further enhance the financial performance of our business,” said Mezger. “Entering 2011, housing market conditions remain difficult due to soft demand and a general oversupply of homes available for sale. While there are indications that the overall economy has started to recover, the lack of improvement in employment and consumer confidence is likely to continue to hinder a sustained housing recovery. Nonetheless, we believe that with our demonstrated ability to improve our operational and financial results through the ongoing downturn and a strong balance sheet that enables us to opportunistically grow our community count and potential housing revenues, we are well positioned for the future.”
Net orders in the fourth quarter of 2010 were 1,085, down 25% from 1,446 in the year-earlier period. As a percentage of beginning backlog, the Company’s cancellation rate was 29% in the current quarter, compared to 17% in the 2009 fourth quarter. As a percentage of gross sales, the Company’s fourth quarter cancellation rate was 37% in 2010 and 31% in 2009. The Company’s backlog at November 30, 2010 totaled 1,336 homes, a 37% decrease from 2,126 homes in backlog at November 30, 2009. Potential future housing revenues in backlog at November 30, 2010 decreased 38% to $263.8 million from $422.5 million a year ago, primarily due to the lower number of homes in backlog.
The Company delivered 7,346 homes during the year ended November 30, 2010, down 13% from the year-earlier period, while the average selling price increased 4% year over year to $214,500. For fiscal 2010, Company-wide revenues totaled $1.59 billion, compared to $1.82 billion for the year-earlier period. The Company posted a net loss of $69.4 million, or $.90 per diluted share, for the year ended November 30, 2010, including charges of $19.9 million for inventory impairments and land option contract abandonments, and an income tax benefit of $7.0 million. For the year ended November 30, 2009, the Company generated a net loss of $101.8 million, or $1.33 per diluted share, including charges of $206.7 million for inventory and joint venture impairments and land option contract abandonments. The net loss in fiscal 2009 also included an income tax benefit of $209.4 million.
The Conference Call on the Fourth Quarter 2010 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Standard Time, 11:30 a.m. Eastern Standard Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.
KB Home, one of the nation’s premier homebuilders, has delivered over half a million quality homes for families since its founding in 1957. The Los Angeles-based company is distinguished by its Built to Order™ homebuilding approach that puts a custom home experience within reach of its customers at an affordable price. KB Home’s award-winning home designs and communities meet the needs of first-time, move-up and active adult homebuyers. KB Home was named to FORTUNE® magazine’s 2010 list of the World’s Most Admired Companies for the sixth consecutive year, and ranked #1 for “Innovation” among homebuilders. The Company trades under the ticker symbol “KBH” and was the first homebuilder listed on the New York Stock Exchange. For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic, employment and business conditions; adverse market conditions that could result in additional impairments or abandonment charges and operating losses, including an oversupply of unsold homes, declining home prices and increased foreclosure and short sale activity, among other things; conditions in the capital and credit markets (including consumer mortgage lending standards, the availability of consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and existing homes, including sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including, but not limited to, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for consumer mortgage interest payments and property taxes, tax exemptions for profits on home sales, and programs intended to modify existing mortgage loans and to prevent mortgage foreclosures), the homebuilding industry, or construction activities; the availability and cost of land in desirable areas; legal or regulatory proceedings or claims, including the claims described in footnote 9 to the consolidated financial statements in our Form 10-Q for the quarter ended August 31, 2010 and an involuntary bankruptcy filing made in December 2010 by certain lenders to the South Edge, LLC residential development joint venture located in Las Vegas and in which we are a participant; the ability and/or willingness of participants in our unconsolidated joint ventures to fulfill their obligations; our ability to access capital; our ability to use the net deferred tax assets we have generated; our ability to successfully implement our current and planned product, geographic and market positioning (including, but not limited to, our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count and open new communities), revenue growth and cost reduction strategies; consumer interest in our new product designs, including The Open SeriesTM; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Twelve Months and Three Months Ended November 30, 2010 and 2009
(In Thousands, Except Per Share Amounts)

	Twelve Months		Three Months
	2010	2009	2010	2009

Total revenues	$1,589,996	$1,824,850	$450,963	$674,568

Homebuilding:
Revenues	$1,581,763	$1,816,415	$447,917	$671,401
Costs and expenses	(1,597,808)	(2,052,935)	(418,817)	(752,945)

Operating income (loss)	(16,045)	(236,520)	29,100	(81,544)

Interest income	2,098	7,515	470	1,105
Interest expense, net of amounts capitalized/loss on early redemption	(68,307)	(51,763)	(16,199)	(16,261)
Equity in loss of unconsolidated joint ventures	(6,257)	(49,615)	(1,578)	(1,804)

Homebuilding pretax income (loss)	(88,511)	(330,383)	11,793	(98,504)

Financial services:
Revenues	8,233	8,435	3,046	3,167
Expenses	(3,119)	(3,251)	(480)	(682)
Equity in income of unconsolidated joint venture	7,029	14,015	1,083	5,038

Financial services pretax income	12,143	19,199	3,649	7,523

Total pretax income (loss)	(76,368)	(311,184)	15,442	(90,981)
Income tax benefit	7,000	209,400	2,000	191,700

Net income (loss)	$(69,368)	$(101,784)	$17,442	$100,719

Basic earnings (loss) per share	$(.90)	$(1.33)	$.23	$1.31

Diluted earnings (loss) per share	$(.90)	$(1.33)	$.23	$1.31

Basic average shares outstanding	76,889	76,660	76,957	76,670

Diluted average shares outstanding	76,889	76,660	76,983	76,876

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30,	November 30,
	2010	2009

Assets

Homebuilding:
Cash and cash equivalents	$904,401	$1,174,715
Restricted cash	115,477	114,292
Receivables	108,048	337,930
Inventories	1,696,721	1,501,394
Investments in unconsolidated joint ventures	105,583	119,668
Other assets	150,076	154,566

	3,080,306	3,402,565

Financial services	29,443	33,424

Total assets	$3,109,749	$3,435,989

Liabilities and stockholders’ equity

Homebuilding:
Accounts payable	$233,217	$340,977
Accrued expenses and other liabilities	466,505	560,368
Mortgages and notes payable	1,775,529	1,820,370

	2,475,251	2,721,715

Financial services	2,620	7,050

Stockholders’ equity	631,878	707,224

Total liabilities and stockholders’ equity	$3,109,749	$3,435,989

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2010 and 2009
(In Thousands)

	Twelve Months		Three Months
Homebuilding revenues:	2010	2009	2010	2009

Housing	$1,575,487	$1,758,157	$446,010	$618,685
Land	6,276	58,258	1,907	52,716

Total	$1,581,763	$1,816,415	$447,917	$671,401

	Twelve Months		Three Months
Costs and expenses:	2010	2009	2010	2009

Construction and land costs
Housing	$1,301,677	$1,643,757	$360,837	$576,875
Land	6,611	106,154	2,255	90,693

Subtotal	1,308,288	1,749,911	363,092	667,568
Selling, general and administrative expenses	289,520	303,024	55,725	85,377

Total	$1,597,808	$2,052,935	$418,817	$752,945

	Twelve Months		Three Months
Interest expense/loss on early redemption:	2010	2009	2010	2009

Interest incurred	$120,428	$118,626	$30,323	$31,434
Loss on early redemption of debt	—	976	—	—
Loss on voluntary termination of revolving credit facility	1,802	—	—	—
Interest capitalized	(53,923)	(67,839)	(14,124)	(15,173)

Total	$68,307	$51,763	$16,199	$16,261

	Twelve Months		Three Months
Other information:	2010	2009	2010	2009

Depreciation and amortization	$5,438	$6,821	$1,205	$1,467
Amortization of previously capitalized interest	105,150	138,179	25,696	59,347

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2010 and 2009

	Twelve Months		Three Months
Average sales price:	2010	2009	2010	2009

West Coast	$346,300	$315,100	$372,700	$321,400
Southwest	158,200	172,000	153,200	161,100
Central	163,700	155,500	166,800	151,600
Southeast	170,200	168,600	192,000	160,900

Total	$214,500	$207,100	$232,500	$203,400

	Twelve Months		Three Months
Homes delivered:	2010	2009	2010	2009

West Coast	2,023	2,453	583	864
Southwest	1,150	1,202	238	380
Central	2,663	2,771	729	1,016
Southeast	1,510	2,062	368	782

Total	7,346	8,488	1,918	3,042

Unconsolidated joint ventures	102	141	23	26

	Twelve Months		Three Months
Net orders:	2010	2009	2010	2009

West Coast	1,703	2,395	331	417
Southwest	1,007	1,136	157	200
Central	2,437	2,969	370	491
Southeast	1,409	1,841	227	338

Total	6,556	8,341	1,085	1,446

Unconsolidated joint ventures	66	111	4	21

Backlog data:	November 30, 2010		November 30, 2009
(Dollars in thousands)	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value

West Coast	203	$74,816	523	$174,445
Southwest	139	21,306	282	46,135
Central	693	113,155	919	137,271
Southeast	301	54,517	402	64,645

Total	1,336	$263,794	2,126	$422,496

Unconsolidated joint ventures	1	$511	37	$15,577

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
For the Twelve Months and Three Months Ended November 30, 2010 and 2009
(In Thousands, Except Percentages)
This press release contains information about the Company’s housing gross margin, excluding inventory impairment and land option contract abandonment charges. This financial measure is not calculated in accordance with generally accepted accounting principles (GAAP). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the housing gross margin, excluding inventory impairment and land option contract abandonment charges, is not calculated in accordance with GAAP, this financial measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement its most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Housing Gross Margin, Excluding Inventory Impairment and Land Option Contract Abandonment Charges
The following table reconciles the Company’s housing gross margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s housing gross margin, excluding inventory impairment and land option contract abandonment charges:

	Twelve Months		Three Months
	2010	2009	2010	2009

Housing revenues	$1,575,487	$1,758,157	$446,010	$618,685
Housing construction and land costs	(1,301,677)	(1,643,757)	(360,837)	(576,875)

Housing gross margin	273,810	114,400	85,173	41,810
Add: Inventory impairment and land option contract abandonment charges	19,577	157,641	2,838	75,967

Housing gross margin, excluding inventory impairment and land option contract abandonment charges	$293,387	$272,041	$88,011	$117,777

Housing gross margin as a percentage of housing revenues	17.4%	6.5%	19.1%	6.8%

Housing gross margin, excluding inventory impairment and land option contract abandonment charges, as a percentage of housing revenues	18.6%	15.5%	19.7%	19.0%

Housing gross margin, excluding inventory impairment and land option contract abandonment charges, is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs before pretax, noncash inventory impairment and land option contract abandonment charges associated with housing operations recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross margin. The Company believes housing gross margin, excluding inventory impairment and land option contract abandonment charges, is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profit the Company generated specifically on the homes delivered during a given period and enhances the comparability of housing gross margins between periods. This financial measure assists management in making strategic decisions regarding product mix, product pricing and construction pace. The Company also believes investors will find housing gross margin, excluding inventory impairment and land option contract abandonment charges, relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of charges for inventory impairments or land option contract abandonments.